EXHIBIT 4(c)


                   SUTTER SURGERY CENTERS, INC., NONQUALIFIED
                     STOCK OPTION PLAN AND AGREEMENT (SHAH)

         THIS AGREEMENT is entered into as of May 16, 1994, between SUTTER SURGERY CENTERS, INC., a Delaware corporation (the "Company"), and MAHENDRA G. SHAH, PH.D. (the "Optionee").

                                    Recitals

        The Company's Board has established this Agreement in order to fulfill the Company's obligation under Section 3 of the Consulting Agreement by providing the Optionee with an opportunity to acquire common stock of the Company;
         NOW, THEREFORE, it is agreed as follows:

                                    Agreement

ARTICLE 1. GRANT OF OPTION.

         On the terms and conditions stated below, the Company hereby grants to the Optionee the option to purchase FIFTEEN THOUSAND SIX HUNDRED TWENTY-FIVE (15,625) Shares for the sum of ONE DOLLAR ($1.00) per Share, the Fair Market Value of the Shares. This Option is not intended to be an incentive stock option described in section 422 of the Code.

ARTICLE 2. NO TRANSFER OR ASSIGNMENT OF OPTION.

         Except as otherwise provided in this Agreement, this Option and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way, whether by operation of law or otherwise, and shall not be subject to sale under execution, attachment or similar process. Except as otherwise provided herein, upon any transfer, assignment, pledge, hypothecation or other disposition of this Option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or any sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, this Option and the rights and privileges conferred hereby shall immediately become null and void.

ARTICLE 3. RIGHT TO EXERCISE.

     3.01. Vesting. Optionee may exercise this Option only to the extent that the Optionee's interest in this Option has vested. Subject to the conditions stated in this Agreement, the right to exercise this Option shall accrue in installments as follows:

                                   No. of               Percentage of
          Vesting Period           Shares            Shares Exercisable

            May 16,1995             3,125                    20%
            May 16,1996             6,250                    40%
            May 16,1997             9,375                    60%
            May 16,1998            12,500                    80%
            May 15,1999            15,625                   100%
               Total               15,625                   100%

     In the case of each vesting period, the number of Shares of common stock, if any, previously purchased under this Option shall be deducted from the amount of Shares Optionee is entitled, to acquire. Any other provision of this Agreement notwithstanding, if the Optionee does not provide consulting services under the Consulting Agreement for any reason, and (I) the Consulting Agreement is still in effect, and (ii) the Company has provided the Optionee with written notice that, although the Consulting Agreement is still in effect, the Optionee is not currently providing consulting services to the Company (referred to herein as a "Lapse Notice"), then the date when any installment of this Option would otherwise become exercisable under the foregoing schedule shall be delayed for a period equal to the duration of the Lapse Notice. The Lapse Notice shall be of no further effect once the Company has notified the Optionee that the Lapse Notice has terminated.

        3.02. Periods of Nonexercisability. This Section 3.02 shall prevail over any other portion of this Agreement. The Company shall have the right to designate as many as two (2) periods of time, each of which shall not exceed twelve (12) consecutive months in length, during which this Option shall not be exercisable. The Company may only make such a designation if it reasonably determines that such a limitation on exercise is reasonably likely to facilitate
(I) a lessening of any restriction on transfer pursuant to the Securities Act or any state securities laws on any issuance of securities by the Company, (ii) the registration or qualification of any securities by the Company under the Securities Act or any state securities laws, or (iii) the perfection of any exemption from the registration or qualification requirements of the Securities Act or any applicable state securities laws for the issuance or transfer of any securities. This limitation on exercise shall not alter the vesting schedule set forth in Section 3.01 other than to limit the periods during which this Option shall be exercisable. The Optionee shall be notified in writing in advance of any such designation by the Company.

     3.03. Listing, Registration or Qualification of Shares. If the listing, registration or qualification of the Shares subject to this Option on any securities exchange or under any state or federal law or if the consent or approval of any regulatory body is necessary in connection with the granting of this Option or the delivery or purchase of Shares, this Option may not be exercised, in whole or in part, until such listing, registration, qualification, consent or approval has been effected or obtained. The Company shall make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval as may be required.


ARTICLE 4.  EXERCISE PROCEDURES.
     4.01.  Notice of Exercise.

            A. The Optionee may exercise this Option by giving notice to the Chief Financial Officer of the Company. In the notice, the Optionee shall specify (I) the election to exercise this Option; (ii) the number of Shares to be issued; and (iii) the form of payment for such Shares. The Optionee shall sign the notice. The Optionee shall deliver the notice to the Chief Financial Officer of the Company; and at the time of giving the notice, the Optionee shall make payment in a form permissible under Article 5 for the full amount of the Purchase Price. The notice shall be in the form attached as Exhibit 4.01.

            B. A representative of the Optionee may exercise this Option on behalf of the Optionee in accordance with the procedures of Section 4.0l.A. In addition to the procedures of Section 4.0l.A., the representative shall provide proof satisfactory to the Company of the representative's authority as a condition of the representative's right to exercise this Option.

     4.02. Issuance of Shares. After receiving a proper notice of exercise and full payment for the Shares, the Company shall issue a certificate or certificates for the Shares subject to this Option exercised by the Optionee, registered in the name of the Optionee (or a person set forth in Section 6.03), or, if so specified in the notice of option exercise, in the names of the Optionee and the Optionee's spouse as community property or as joint tenants with right of survivorship. The Company shall deliver any certificates representing the Shares to the Optionee.

ARTICLE 5. PAYMENT FOR STOCK.

         The Optionee shall pay for the entire Purchase Price in United States dollars, or, at Optionee's discretion, Optionee may elect to surrender Shares provided the Shares have been held for more than six (6) months and provided the Shares are surrendered to the Company in good form for transfer and the transfer will not cause Optionee or the Company to be in violation of the Securities Act, the Securities Exchange Act, or state securities laws.

         The combined amount paid in cash and the value of surrendered Shares must equal the Purchase Price. The Board shall determine the value of any surrendered Shares.

ARTICLE 6. TERM AND EXPIRATION.

         6.01. Basic Term. This Option shall expire on May 15, 2000 unless extended due to a delay as described in Section 3.02 with the delay occurring after the second (2nd) anniversary of the Date of Grant. If a delay in exercising this Option (as described in Section 3.02) occurs after the second
(2nd) anniversary of the Date of Grant, the term of this Option shall be extended by one day for each day of such delay occurring after the second (2nd) anniversary of the Date of Grant.

         6.02. Termination of Service (Except by Death). If the Optionee's Service terminates for any reason other than death, then this Option shall expire on the earliest of the following occasions:

                A. The date determined pursuant to Section 6.01, above;

                B. The date twelve (12) months after the termination of Optionee's Service without cause by the Company pursuant to Section 10.A. of the Consulting Agreement; or

                C. The date ninety (90) days after the termination of Optionee's Service for any reason other than termination of Optionee's Service without cause by the Company pursuant to Section 10.A. of the Consulting Agreement.

                The Optionee may exercise all or part of this Option at any time before its expiration under the preceding sentence, but only to the extent that this

Option had become vested before the Optionee's Service terminated, and the balance of this Option shall lapse when the Optionee's Service terminates. If the Optionee dies after the termination of Service but before the expiration of this Option, all or part of this Option may be exercised (prior to expiration) by the executors or administrators of the Optionee's estate or by any person who has acquired this Option directly from the Optionee by bequest, beneficiary designation or inheritance but only to the extent that this Option had become vested before the Optionee's Service terminated.

         6.03. Death of 0ptionee. If the Optionee dies while in Service, then this Option shall expire on the earlier of the following dates:

                A. The expiration date determined pursuant to Section 6.01 above; or

                B. The date twelve (12) months after the Optionee's  death.

                All or part of this Option may be exercised at any time before its expiration under the preceding sentence by the executors or administrators of the Optionee's estate or by any person who has acquired this Option directly from the Optionee by bequest, beneficiary designation or inheritance but only to the extent that such Option(s) had become vested before the Optionee's death or became exercisable as a result of the Optionee's death. The balance of such Option(s) shall lapse when the Optionee dies.

ARTICLE 7. LEGALITY OF INITIAL ISSUANCE.

         Shares shall be issued upon the exercise of this Option only if the Company has determined that (I) it and the Optionee have taken any actions required by law to register the Shares under the Securities Act or to perfect an exemption from the registration requirements thereof; (ii) any applicable listing requirement of any stock exchange or automated quotations system on which the Shares are listed has been satisfied; and (iii) any other applicable provision of state or federal securities law has been satisfied.

ARTICLE 8. REGISTRATION RIGHTS.

         The Company may, but shall not be obligated to, register or qualify the resale of Shares by the Optionee under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause a resale of Shares to comply with any law. However, the Company has granted this

Option pursuant to the terms of Rule 701 under the Securities Act and the Optionee may resell Shares, provided the Optionee complies with the provisions described in the Option Exercise Form, attached as Exhibit 4.01.

ARTICLE 9. RESTRICTIONS ON TRANSFER OF SHARES.

     9.01. Restrictions. Regardless of whether the offering and sale of Shares under this Agreement have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law or with restrictions imposed by the Company's underwriters.

     9.02. Administration. Any determination by the Company and its counsel in connection with any of the matters set forth in this Article 9 shall be conclusive and binding on the Optionee and all other persons.

     9.03. Investment Purpose. The Optionee hereby represents that any Shares of common stock purchased upon exercise of this Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities Act. As a condition precedent to any exercise of this Option, the Optionee agrees that, if requested by the Board, he or she will promptly submit a written statement in a form satisfactory to counsel for the Company to the effect that such representation is true and correct as of the date of purchase of any Shares hereunder.

           A. As a further condition precedent to any exercise of this Option, the Optionee shall comply with all regulations and requirements of any regulatory authority having control of, or supervision over, the issuance of the common stock of the Company and, in connection therewith, shall execute any documents which the Board deems necessary or advisable, provided that the Optionee shall not be required to bear any expense associated with such compliance.

           B. By accepting this Option, the Optionee agrees that the Optionee shall not, directly or indirectly, without the prior written consent of the Company, sell, offer, contract to sell, pledge, grant any option to purchase or otherwise dispose of any Shares of common stock acquired by exercise of this Option for a period beginning on the date of the Initial Public Offering and ending one hundred eighty (180) days after the date that Shares of common stock are released by the Company's underwriters for sale to the public in an Initial Public Offering. Nothing in this Option shall be construed as requiring the Company to complete or attempt an Initial Public Offering.

         C. Each stock certificate issued by the Company to the Optionee upon the Optionee's exercise of the Option granted shall bear such legend as the Company deems necessary or desirable to reflect the provisions of this Section 9.03.

ARTICLE  10.  SHARES AND  ADJUSTMENTS.

      10.01. General. If there is a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the value of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization or a similar occurrence, the Board shall make all appropriate adjustments in both (I) the number of Shares covered by this Option; and (ii) the Exercise Price.

      10.02. Merger; Consolidation; Sale; Liquidation. If the Company is a party to a merger or consolidation or if there is a sale of all or substantially all of the Company's assets other than a sale or transfer to a Subsidiary, this Option shall be subject to the agreement of merger, consolidation or sale. Such agreement may, as determined by the Board, provide for: (I) the assumption of this Option by the surviving corporation or its parent; (ii) its continuation by the Company, if the Company is the surviving corporation; (iii) payment for a cash settlement equal to (a) the difference between the amount to be paid for one (1) Share under such agreement and the Exercise Price multiplied by (b) the number of Shares subject to the Option, vested or unvested, or both, as determined by the Company; or (iv) the acceleration of the vesting of this Option, followed by the cancellation of this Option if not exercised, in all other cases other than clause (iii) without the Optionee's consent. (The Optionee's consent shall be required for a cash settlement.) A cancellation shall not occur earlier than thirty (30) days after such acceleration is effective and the Optionee has been notified of such acceleration. If this Option has been outstanding for less than twelve (12) months, a cancellation need not be preceded by an acceleration.

         10.03. Reservation of Rights. Except as provided in Article 10, the Optionee shall have no rights by reason of (I) any subdivision or consolidation of shares of stock of any class; (ii) the payment of any dividend; or (iii) any other increase or decrease in the number of shares of stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of the Shares subject to this Option. The grant of this Option shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

ARTICLE 11.  MISCELLANEOUS  PROVISIONS.

     11.01. Withholding Taxes. If the Company determines that it is required to withhold foreign, federal, state or local taxes as a result of the exercise of this Option, the Optionee, as a condition to the exercise of this Option, shall make arrangements satisfactory to the Company to enable the Company to satisfy all withholding requirements.

     11.02. Rights as a Stockholder. The Optionee shall not have any rights as a stockholder with respect to any Shares subject to this Option until such Shares have been issued as provided in Section 4.02.

     11.03. No Employment or Directorship Rights. Nothing in this Agreement shall be construed as giving the Optionee the right to become or be treated as an Employee of the Company or a member of the Board of the Company.

     11.04. Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or two (2) days after the date of deposit with the United States Postal Service, by registered or certified mail with postage and fees prepaid and addressed to the party entitled to such notice at the address shown below such party's signature on this Agreement, or at such other address as such party may designate by ten
(10) days' advance written notice to the other party to this Agreement.

     11.05. Entire Agreement. This Agreement and the Consulting Agreement constitute the entire contract between the parties hereto with regard to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, warranties and understandings of the parties.

     11.06. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California (exclusive of its laws regarding the conflict of laws), as such laws are applied to contracts entered into and performed in such state. The state courts of California shall have exclusive jurisdiction over any judicial proceeding relating to any dispute arising out of the interpretation, performance or breach of this Agreement.


ARTICLE 12. DEFINITIONS.

     12.01. Agreement. Shall mean this Nonqualified Stock Option Plan and Agreement.

     12.02. Board. Shall mean the Board of Directors of the Company, as constituted from time to time.

     12.03. Code. Shall mean the Internal Revenue Code of 1986, as amended.

     12.04. Consulting Agreement. Shall mean the Consulting Agreement, effective as of May 16, 1994, by and between the Company and the Optionee.

     12.05. Date of Grant. Shall mean the date as of which this Agreement is entered into.

     12.06. Employee. Shall mean any individual who is a common law employee of the Company or of a Subsidiary.

     12.07. Exercise Price. Shall mean the amount for which one (1) Share may be purchased upon exercise of this Option as specified in Section 1.01.

     12.08. Fair Market Value. Shall mean the fair market value of a Share, as determined by the Board in good faith. Such determination shall be conclusive and binding on all persons.

     12.09. Initial Public Offering. Shall mean an initial public primary offering by underwriters on a firm commitment or best efforts basis in which it is expected that the common stock will become listed on a national securities exchange or traded on the Automated Quotation System of the National Association of Securities Dealers or other over-the-counter-market.

     12.10. 0ption. Shall mean a stock option not described in sections 422(b) or 423(b) of the Code granted under this Agreement and entitling the Optionee to purchase Shares.

     12.11. Purchase Price. Shall mean the Exercise Price multiplied by the number of Shares with respect to which this Option is being exercised.

     12.12. Securities Act. Shall mean the Securities Act of 1933, as amended.

     12.13. Securities Exchange Act. Shall mean the Securities Exchange Act of 1934, as amended.

     12.14. Service. Shall mean consulting service of the Optionee pursuant to the Consulting Agreement.

     12.15. Share. Shall mean one (1) share of Common Stock, as adjusted in accordance with Article 10 (if applicable).

     12.16. Subsidiary. Shall mean any corporation, if the Company or one (1) or more other Subsidiaries own, individually or collectively, not less than fifty percent (50%) of the total combined voting power of all classes of outstanding stock of such corporation.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its officer duly authorized, and the Optionee has personally executed this Agreement.

                                  OPTIONEE:


                                        _____________________________________
                                                MAHENDRA G. SHAH, PH.D.

                                        Address: ____________________________

                                                 ____________________________


                                   COMPANY:


                                        SUTTER SURGERY CENTERS, INC., a
                                        Delaware corporation

                                         By __________________________________

                                         Its _________________________________

                                         Address: 1201 Alhambra Blvd., Ste. 330
                                                  Sacramento, CA 95816

                                  EXHIBIT 4.01

                              OPTION EXERCISE FORM

                                            Date: ____________________________



                            NONQUALIFIED STOCK OPTION
                                  EXERCISE FORM



Sutter Surgery Centers, Inc.
Attention: Chief Financial Officer
1201 Alhambra Boulevard, Suite 330
Sacramento, CA 95816

         The undersigned elects to exercise the option to purchase ____________ (_________) shares of common stock (the "Shares") of Sutter Surgery Centers, Inc. (the "Company"), in accordance with the nonqualified stock option granted to the undersigned by the Company as of May 16, 1994, pursuant to a Nonqualified Stock Option Plan and Agreement (the "Agreement").

         Prior to the issuance of these Shares, I will make full payment of the purchase price for the Shares by one of the following methods as indicated:

         [ ]  In cash in the amount of

         [ ] By tender of Shares of the Company owned by the undersigned for more than six (6) months, having a fair market value when combined combined with other forms of payment of not less than the purchase price.

         Please  issue the Shares to  __________________________________  [i.e.,
Optionee; Optionee and spouse as community property; or Optionee and spouse as joint tenants with right of survivorship].

         I represent and agree that I am over eighteen (18) years of age and that I have no present intention to transfer, sell or otherwise dispose of such Shares, except as permitted to the Agreement and in compliance with applicable securities laws.

         I acknowledge and understand that the Company has granted the Option pursuant to the terms of Rule 701 under the Securities Act and that the following provisions relating to the resale of my Shares shall apply:

                       (A) If I am not an affiliate  of the Company,  as defined
                  in Rule 144 of the Securities Act of 1933 ("Securities Act"), I may resell my Shares ninety (90) days after the Company becomes subject to the reporting requirements of section 13 or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") (e.g., ninety (90) days after the Company's Initial Public Offering); provided I comply with Rule 144 of the Securities Act's manner of sale limitations set forth in Rule 144(f) (e.g., my Shares are sold in a "broker's transaction" or to a "market maker"); or

                       (B) If I am an affiliate  of the  Company,  as defined in
                  Rule 144 of the Securities  Act, I may resell my shares ninety
                  (90) days after the Company becomes subject to the reporting requirements of section 13 or 15(d) of the Exchange Act (e.g., ninety (90) days after the Company's Initial Public Offering); provided I comply with all of the provisions of Rule 144 of the Securities Act, other than Rule 144(d) (holding period requirement).

         I further acknowledge and understand that, if, for any reason, the Shares are not covered by the exemption contained in Rule 701 of the Securities Act, the Shares must be sold under the provisions of Rule 144. These provisions include, among other things: the availability of certain public information about the Company, the Shares being held for a minimum of two (2) years, the sale being made (I) through a broker in an unsolicited "broker's transaction" or
(ii) to a market maker, and the amount of securities being sold during any three
(3) month period not exceeding specified limitations (generally, one percent (1%) of the total amount outstanding).

         Moreover, I further acknowledge and understand that if the Company has registered the Shares on Form S-8 (or any successor form), the following provisions shall apply:

                       (A) If I am not an affiliate of the Company, I may freely
                  resell my Shares, subject to any contractual obligations I may have to the Company; or

                       (B) If I am an affiliate of the Company,  I may resell my
                  Shares, subject to (I) the provisions of Rule 144 of the Securities Act, other than Rule 144(d) (holding period requirement); and (ii) any contractual obligations I have to the Company.

         I understand that the Shares may be subject to the restrictions on transfer set forth in Article 9 of the Agreement.

         I agree to obtain the consent of my spouse for any such agreement which may be required by Company.

         My address of record is:

                        ---------------------------------

                        ---------------------------------



and my Social Security number is:
                                 ----------------------------------

                                     Very truly yours,


                                 ----------------------------------
                                       MAHENDRA  G. SHAH, PH.D.

         The  undersigned,  being the  spouse of  _____________________________, does hereby acknowledge that he or she has read and is familiar with the provisions of the above Nonqualified Stock Option Exercise Form and the Agreement, and he or she hereby agrees thereto and joins therein to the extent, if any, that his or her agreement and joinder may be necessary.

         DATED:
               ---------------------------


                                        -------------------------------------
                                                      Signature



                                        -------------------------------------
                                                      Print Name

Receipt of the above is hereby
acknowledged:

SUTTER SURGERY CENTERS, INC.,
a Delaware corporation



By
  -----------------------------------
its
   ----------------------------------
Dated:
      -------------------------------

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